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                                                                 EXHIBIT 12.1


              STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO COMBINED
                      FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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                                                                              Nine Months
                                           Year Ended December 31,               Ended
                                -------------------------------------------- September 30,
                                  1991     1992     1993     1994     1995        1996
                                  ----     ----     ----     ----     ----        ----
                                     (000s omitted-except for ratios and percentages)
Earnings before equity in
  earnings of affiliates,
  federal income taxes,
  minority interest expense,
  cumulative effect of adoption
  of new accounting principles
  and extraordinary item....... $44,862  $36,720  $63,118  $59,960  $ 82,531    $ 91,252

Dividends from affiliates .....       -    3,072    3,135    3,295     2,597         302
Fixed charges deducted from
  earnings.....................  20,837   17,007   17,280   17,689    21,134      23,753
                                -------  -------  -------  -------  --------    --------
Earnings available for payment
  of fixed charges ............ $65,699  $56,799  $83,533  $80,944  $106,262    $115,307
                                =======  =======  =======  =======  ========    ========
Fixed charges:
  Interest expense ............ $16,330  $12,932  $13,288  $13,849  $ 16,430    $ 18,670
  Portion of rent deemed to be
    interest ..................   4,507    4,075    3,992    3,840     4,704       5,083
                                -------  -------  -------  -------  --------    --------
  Total fixed charges ......... $20,837  $17,007  $17,280  $17,689  $ 21,134    $ 23,753
                                =======  =======  =======  =======  ========    ========

Ratio of earnings to fixed
  charges .....................     3.2      3.3      4.8      4.6       5.0         4.9
                                =======  =======  =======  =======  ========    ========

Preferred stock dividends ..... $ 7,276  $ 6,358  $   409  $     -  $      -    $      -
Effective tax rate ............    3.0%     2.0%    21.4%    22.8%     23.2%       23.0%
                                -------  -------  -------  -------  --------    --------
Earnings required for
  preferred stock dividends ... $ 7,501  $ 6,488  $   520  $     -  $     -            -
                                =======  =======  =======  =======  ========    ========
Earnings available for payment
  of fixed charges and
  preferred stock dividend
  requirements ................ $73,200  $63,287  $84,053  $80,944  $106,262    $115,307
                                =======  =======  =======  =======  ========    ========
Combined fixed charges and
  preferred stock dividend
  requirements ................ $28,338  $23,495  $17,800  $17,689  $ 21,134    $ 23,753
                                =======  =======  =======  =======  ========    ========

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends .............     2.6      2.7      4.7      4.6       5.0         4.9
                                =======  =======  =======  =======  ========    ========

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